Exhibit 99.1

GREAT PLAINS ENERGY REPORTS
SECOND QUARTER RESULTS FOR 2009

Reaffirms Cost and Schedule for Iatan 2

Kansas City, Mo. (August 5, 2009) — Great Plains Energy (NYSE: GXP) today announced second quarter 2009 earnings of $33.3 million or $0.26 per share of common stock outstanding, compared with a second quarter 2008 loss of $5.4 million or $0.06 per share.  Second quarter 2009 results included earnings of $8.4 million or $0.07 per share from KCP&L Greater Missouri Operations Company (“GMO”), formerly Aquila, which Great Plains Energy acquired in July 2008.  Compared to 2008, earnings in the current quarter were positively impacted by lower purchased power expense and reduced operations and maintenance expense at Kansas City Power & Light (“KCP&L”).  These positive drivers were partially offset by lower wholesale revenue at KCP&L, increased depreciation and higher interest expense.  The average number of common shares outstanding increased by 50% over the 2008 quarter, resulting in $0.13 per share dilution.  Second quarter and year-to-date earnings continue to be in-line with expectations; therefore, the Company reaffirms its 2009 earnings guidance range of $1.10 to $1.40 per share.  Historically, approximately 60% of the Company’s electric utility segment earnings have been achieved in the third quarter of the year.

The Company also announced that the total estimated final cost of the Iatan 2 coal plant would be in a range of $1.587 billion to $1.652 billion, excluding Allowance for Funds Used During Construction ("AFUDC") and Iatan common plant originally budgeted with Iatan 2.  The combined KCP&L / GMO share, approximately 73% of the total, is projected in a range of $1.153 billion to $1.201 billion, excluding common plant.  The top of the range remains unchanged from the disclosure in the Company’s 2008 10-K and the bottom of the range rose 2.5% or $28 million for the combined KCP&L / GMO share.  The plant is scheduled to be placed in-service in late summer 2010.

“We have achieved many milestones since last June,” commented Mike Chesser, Chairman and CEO.  “We completed the GMO transaction just over a year ago and today those operations are positively contributing to our financials.  Our utility operations’ customer service levels are Tier One, we currently expect synergies from the acquisition to exceed our original integration planning estimate of $643 million and our balance sheet is strengthened from the successful completion of a $450 million dual-tranche offering in May.”

“Another significant milestone this quarter was the settlement of five rate cases, bringing us closer to the conclusion of our five-year Comprehensive Energy Plan,” continued Chesser. “The results of these achievements position Great Plains Energy to deliver long-term shareholder value.”

Great Plains Energy Second Quarter:

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$42.8	$7.9	$0.33	$0.09
Other	(5.9)	5.3	(0.05)	0.06
Income from continuing operations	36.9	13.2	0.28	0.15
Strategic Energy discontinued operations	(3.1)	(18.2)	(0.02)	(0.21)
Net income (loss)	33.8	(5.0)	0.26	(0.06)
Less: Net income attributable to noncontrolling interest	(0.1)	-	-	-
Net income (loss) attributable to Great Plains Energy	33.7	(5.0)	0.26	(0.06)
Preferred dividends	(0.4)	(0.4)	-	-
Earnings (loss) available for common shareholders	$33.3	$(5.4)	$0.26	$(0.06)

Key drivers behind second quarter 2009 reported earnings compared to 2008 were the following items:
•	A $34.9 million increase in Electric Utility segment earnings, including the following:
o	A $7.9 million earnings contribution from GMO’s regulated utility operations;
o
A $14.0 million increase in KCP&L’s pre-tax earnings, driven primarily by lower purchased power expense and operations and maintenance expense, somewhat offset by a decrease in wholesale revenue, increased depreciation and increased interest expense; and

o
A $13.0 million decline in income taxes at KCP&L, mainly due to $20.3 million of higher income taxes in the 2008 quarter from a change in the composite tax rate as a result of the sale of Strategic Energy.

•	A $11.3 million decrease in Other segment results, including the following:
o	Increased interest expense of $3.5 million related to Great Plains Energy’s equity units issued in May 2009;
o	A $0.5 million earnings contribution from GMO’s non-utility operations; and
o	An after-tax gain of $8.0 million included in the 2008 quarter related to mark-to-market impacts on an interest rate hedge.

•
An increase of 42.6 million in dilutive average shares of common stock outstanding as a result of the GMO acquisition and the 2009 issuance of common shares, which resulted in incremental dilution of $0.13.

•	A significantly reduced loss from the discontinued operations of Strategic Energy, which Great Plains Energy sold in June 2008.

Additional segment detail is provided beginning on page 3.

Great Plains Energy Year-to-Date:
For the first six months of 2009, reported earnings were $54.6 million or $0.44 per share, compared to $41.7 million or $0.49 per share for the same period last year.

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Year to Date June 30
(Unaudited)

			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$50.2	$24.9	$0.41	$0.29
Other	8.4	(17.1)	0.07	(0.20)
Income from continuing operations	58.6	7.8	0.48	0.09
Strategic Energy discontinued operations	(3.1)	34.7	(0.03)	0.40
Net income	55.5	42.5	0.45	0.49
Less: Net income attributable to noncontrolling interest	(0.1)	-	-	-
Net income attributable to Great Plains Energy	55.4	42.5	0.45	0.49
Preferred dividends	(0.8)	(0.8)	(0.01)	-
Earnings available for common shareholders	$54.6	$41.7	$0.44	$0.49

Key factors influencing the first six months of 2009 compared to the previous year included the following:
•	A $25.3 million increase in Electric Utility segment earnings, driven by:
o	A $6.9 million earnings contribution from GMO; and
o	An $18.4 million increase in KCP&L’s earnings, largely attributable to higher AFUDC in 2009 and reduced taxes because of the 2008 change in the composite tax rate.

•	A $25.4 million increase in Other segment results, reflecting:
o	A $17.7 million contribution from GMO’s non-utility operations primarily due to a tax benefit from an audit settlement; and
o	An after-tax loss of $5.7 million included in the first six months of 2008 related to mark-to-market impacts on an interest rate hedge.

•
An increase of 38.1 million in dilutive average shares of common stock outstanding primarily as a result of the GMO acquisition and the 2009 issuance of common shares, which resulted in incremental dilution of $0.20.

•	A $3.1 million loss in 2009 related to a tax accrual for the discontinued operations of Strategic Energy, compared to earnings of $34.7 million for the first six months of 2008.

Electric Utility Segment Second Quarter:
The Electric Utility segment consists of KCP&L and GMO’s regulated utility operations.  Quarterly earnings were $42.8 million or $0.33 per share compared to $7.9 million or $0.09 per share in 2008.  GMO’s utility operations contributed $7.9 million or $0.06 per share.  Segment results also reflect dilution of $0.17 per share for the quarter due to increased average shares outstanding.

Electric Utility Segment
Three Months Ended June 30
(Unaudited)

	2009			2008
	Electric
	Utility	GMO	KCP&L	KCP&L
	(in millions, except per share amounts)
Revenues	$480.5	$155.7	$324.8	$335.0
Earnings	$42.8	$7.9	$34.9	$7.9
EPS	$0.33	$0.06	$0.27	$0.09

Changes in the quarter for KCP&L included the following:
•	Decreased purchased power expense of $23.8 million
o	Average price per MWh purchased decreased 59% while MWh purchases fell 23%

•	Decreased revenue of $10.2 million
o	Wholesale revenue declined $11.5 million, or 21%; and
o	Average wholesale prices fell 41% compared to 2008, partially offset by a 23% increase in sales volume

•	Decreased non-fuel operations and maintenance expense of $8.3 million;

•
Increased interest expense of $6.3 million primarily due to the issuance of $400 million of mortgage bonds in March 2009, partially offset by a $3.0 million increase in the debt component of AFUDC related to higher average Construction Work in Progress (“CWIP”); and

•	Decreased income taxes of $13.0 million principally due to higher taxes in the 2008 quarter as a result of a change in the composite tax rate.

The increase in wholesale sales volume and the decrease in purchased power volume were attributable to improved performance for KCP&L’s generation fleet compared to the second quarter of 2008:

	Three Months Ended
	June 30
	2009	2008
Equivalent Availability - KCP&L Coal Fleet	78%	80%
Capacity Factor - KCP&L Coal Fleet	71%	76%

Equivalent Availability - Wolf Creek	97%	50%
Capacity Factor - Wolf Creek	97%	50%

Equivalent Availability - Total KCP&L	82%	74%
Capacity Factor - Total KCP&L	76%	71%

The improved results overall were attributable to better performance at the Wolf Creek nuclear unit, which had a refueling outage in the second quarter of 2008.  KCP&L’s coal fleet performance in the 2009 quarter was lower than 2008 primarily due to the start-up of Iatan 1 in April 2009 following its extended outage to complete a unit overhaul and tie in a new Air Quality Control

System.  Excluding Iatan 1, the Equivalent Availability and Capacity Factors for KCP&L’s coal fleet were 79% and 72%, respectively, in the 2009 quarter compared to 76% and 71%, respectively, in the second quarter of 2008.

KCP&L retail revenues in the 2009 quarter were $277.9 million, basically unchanged over 2008.  Weather favorably impacted revenue by approximately $4 million but this impact was largely offset by a 2.0% decline in weather-normalized MWh retail sales driven by a 16% MWh decline in industrial sales.  Both the residential and commercial sectors experienced small growth in MWh sales over the 2008 quarter.

Electric Utility Segment Year-to-Date:
Year-to-date earnings for the Electric Utility segment were $50.2 million or $0.41 per share compared to $24.9 million or $0.29 per share in 2008.  GMO’s utility operations contributed $6.9 million or $0.06 per share.  The Electric Utility segment results also reflect additional shares outstanding, causing segment dilution of $0.17 per share for the year-to-date period.

Electric Utility Segment
Year to Date June 30
(Unaudited)

	2009			2008
	Electric
	Utility	GMO	KCP&L	KCP&L
	(in millions, except per share amounts)
Revenues	$899.7	$297.4	$602.3	$632.6
Earnings	$50.2	$6.9	$43.3	$24.9
EPS	$0.41	$0.06	$0.35	$0.29

KCP&L’s increased earnings for the year-to-date 2009 were largely due to a $13.4 million reduction in income taxes and a $7.1 million increase in AFUDC resulting from an increase in the average CWIP balance.  Operating results year-to-date were roughly unchanged from 2008, as a $30.3 million decline in revenue was offset by an equivalent reduction in purchased power expense.

Other Segment Second Quarter:
Results for the Other segment primarily include unallocated corporate charges, GMO non-regulated operations, preferred dividends and non-controlling interests.  For the 2009 second quarter, the Other segment generated a loss of $6.4 million or $0.05 per share compared to a gain of $4.9 million or $0.06 per share in 2008.  GMO’s non-utility operations contributed $0.5 million or $0.01 per share.  The Other segment results also reflect $3.5 million of additional interest expense from the equity units issued in May.  Additional shares outstanding compared to 2008 had an anti-dilutive effect of $0.04 per share for the quarter.

Other Segment
Three Months Ended June 30
(Unaudited)

	2009	2008
	(in millions, except per share amounts)
Earnings	$(6.4)	$4.9
EPS	$(0.05)	$0.06

2008 earnings included various positive earnings contributions, including mark-to-market gains of $8.0 million on interest rate hedges.

Other Segment Year-to-Date:
Earnings for the first six months of 2009 were $7.5 million or $0.06 per share compared to a loss of $17.9 million or $0.20 per share in 2008.  Reflected in the 2009 year-to-date earnings is a tax benefit of $16.0 million or $0.13 per share from the settlement of GMO’s 2003-2004 federal tax audit and additional interest expense of $3.5 million from the equity units issued in May.  Additional shares outstanding caused segment dilution of $0.03 per share for the year-to-date period.

Other Segment
Year to Date June 30
(Unaudited)

	2009	2008
	(in millions, except per share amounts)
Earnings	$7.5	$(17.9)
EPS	$0.06	$(0.20)

2008 earnings included, among other items, mark-to-market losses of $5.7 million for interest rate hedges and $4.8 million of merger labor expense.

In conjunction with this earnings release the Company has filed its second quarter Form 10-Q and posted it, as well as supplemental financial information related to the second quarter and year-to-date performance, on its website at www.greatplainsenergy.com.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Thursday, August 6, 2009, to review the Company’s second quarter 2009 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 877-791-9323 (U.S./Canada) or 706-758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 12951168. The call will also be webcast and can be accessed in a listen-only mode on Great Plains Energy’s website at www.greatplainsenergy.com.

A replay and transcript of the call will be available later in the day by accessing the Investor Relations section of the company’s website.  A telephonic replay of the conference call will also be available for one week following the call by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international).   The confirmation code is 12951168.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including, but not limited to, possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L and GMO; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including, but not limited to, retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, Director of Investor Relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, Manager of External Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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